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AN ADP COMPANY

GREEN CENTURY FUNDS - FINAL PROXY LITE MESSAGE



"Hello.

We're calling because you are a shareholder with the Green Century Funds and we are requesting your vote on several important proposals concerning the Funds.

We just sent you a package containing all the information you need to vote your shares. We ask that you look for that package and vote as soon as possible. When you do, it saves time, money, energy and trees, by helping us avoid sending you the materials again or calling to request your vote.

You can vote quickly and easily by touch-tone phone, on the Internet or by mail. The details are in the package we sent. If you have any questions or need additional information, call us at 1-800-93-GREEN. Again, that's 1-800-93-GREEN.

Please vote. All of us at Green Century appreciate your prompt attention to this matter.

Thank you.

Goodbye."